Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2004, 2003 and 2002

TCF Employees Stock Purchase Plan

Index - Financial Statements and Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and

The Plan Sponsor and Plan Administrator of the

TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (“the Plan”) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2004.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

June 17, 2005

Minneapolis, Minnesota

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2004	2003
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock	$262,111,567	$211,586,340
Cash and accrued interest receivable	126,479	194,532
Total TCF Financial Corporation Stock Fund	262,238,046	211,780,872
TCF Financial Corporation stock (held for in-kind distributions)	40,143	139,569
Mutual funds	3,778,207	2,872,112
Money market funds	1,727,833	2,165,328
Total investments	267,784,229	216,957,881
Receivables:
Participant deposits	16,817	—
Employer cash contributions	3,304	—
Accrued interest	335	85
Total receivables	20,456	85
Total assets	267,804,685	216,957,966

Liabilities	—	—

Net assets available for plan benefits	$267,804,685	$216,957,966

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2004	2003	2002
Investment income:
Dividends	$6,238,997	$5,395,795	$4,780,720
Interest	3,779	3,729	7,350
Total investment income	6,242,776	5,399,524	4,788,070

Net appreciation (depreciation):
Realized gain (loss) on distributions and sales:
TCF Financial Corporation
Stock Fund	12,367,669	8,366,176	10,061,480
Mutual funds	197,772	(13,075)	(92,834)

Change in unrealized appreciation (depreciation) of investments:
TCF Financial Corporation
Stock Fund	40,726,174	23,598,551	(27,132,463)
Mutual funds	(21,383)	197,120	(80,962)
Total net appreciation (depreciation)	53,270,232	32,148,772	(17,244,779)

Deposits and contributions:
Participant deposits	11,129,556	10,804,436	10,493,237
Employer cash contributions	4,037,742	3,921,456	3,638,404
Total deposits and contributions	15,167,298	14,725,892	14,131,641

Distributions:
Withdrawals and distributions	(20,293,061)	(15,614,034)	(15,613,471)
Dividends	(3,173,718)	(2,820,431)	(2,608,710)
Total distributions	(23,466,779)	(18,434,465)	(18,222,181)

Administrative expenses	(366,808)	(333,529)	(211,874)

Increase (decrease) in net assets available for plan benefits	50,846,719	33,506,194	(16,759,123)

Net assets available for plan benefits:
Beginning of year	216,957,966	183,451,772	200,210,895
End of year	$267,804,685	$216,957,966	$183,451,772

See accompanying notes to financial statements

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                          Accounting Policies

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value.  Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method.  Benefits are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

(2)                          Employees Stock Purchase Plan

The Plan was adopted by the Board of Directors of TCF National Bank (“TCF Bank”), formerly TCF National Bank Minnesota, and approved by its stockholders effective January 1, 1987 as the TCF Employees Stock Bonus Plan - 401(k).  Effective October 1, 1988, the Plan was amended and restated as the TCF Employees Stock Ownership Plan - 401(k).  Effective January 1, 1998, the Plan was renamed as the TCF Employees Stock Purchase Plan. The Plan is intended to meet the requirements for qualification of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e)(7) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Effective April 1, 2000, the Plan sponsor was changed to TCF Financial Corporation (“TCF Financial”), TCF Bank’s parent corporation.

The Plan was established for the purpose of providing eligible employees with a convenient, tax-advantaged opportunity to invest in the stock of TCF Financial, and to provide an additional source of retirement income.  Prior to January 1, 1998, all “regular stated salary” employees and certain commissioned employees of participating employers, with one year of service, were eligible to participate.  Effective January 1, 1998, employees of a participating employer who have worked 1,000 hours and completed one year of service are eligible to participate in the Plan.  Effective

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

October 1, 1999, all full- and part-time employees became eligible to participate in the Plan.  Effective April 2, 2001, participants aged 50 or older may elect to invest any portion or all of their Plan account in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments.  Effective December 6, 2004, all participants may elect to invest any portion or all of their employee account balance in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments.  Participants may also elect to diversify any portion or all of their employer matching account balance if they are fully vested or eligible to diversify under the previous aged 50 or older provision. (A total of five different funds were available for the year ended December 31, 2004.  A total of ten different funds were available for the year ended December 31, 2003).  Eligible participants may contribute, in increments of 1%, to the following investment options: Vanguard Institutional Index Fund, Vanguard Mid-Cap Index Fund, Vanguard Small-Cap Index Fund, Vanguard Intermediate-Term Bond Index Fund, Vanguard Prime Money Market Fund and the TCF Financial Corporation Stock Fund.

Effective January 4, 2002, participants could elect to invest up to 97% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, subject to IRS limitations.  Previously, participants could invest up to 18% of their covered pay on a tax-deferred basis, as amended on November 9, 2001.  Prior to this amendment, participants could elect to invest up to 12% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, with certain limitations.  Subsequent to the 2002 Plan year and effective January 1, 2003, participants may elect to invest up to 50% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, with certain limitations.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”) maximum annual limits of $13,000 and $12,000 during 2004 and 2003, respectively.

Participating employers match the contributions of employees who have worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee’s covered pay. Employer contributions are generally made in cash and can also be made in the form of TCF Financial Corporation common stock.  Cash contributions are invested in TCF Financial Corporation common stock or participant directed investments shortly after the date contributed.

Dividends paid on the TCF Financial Corporation Stock Fund are paid in cash to the participant, or, effective January 1, 2002, may be reinvested in the fund at the election of the participant.  Dividends paid on the mutual funds are reinvested in the mutual funds.

US Bank National Association (“US Bank” or “Trustee”) is the trustee of the Plan appointed to serve under the trust agreement.

With the concurrence of TCF Financial, US Bank is authorized to borrow funds for purchases of TCF Financial Corporation common stock.  As of December 31, 2004 and 2003 no such loans had occurred.  The Plan provides that the only sources of repayment are employer contributions made in the usual course of operation of the

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Plan and/or a guarantee from TCF Financial.  Employee contributions will not be used in any event to repay such loans and TCF Bank is prohibited from guaranteeing any such loans. Shares purchased with the proceeds of any such loans initially will be held unallocated in the Plan, and then released and allocated to the matching accounts of employees as payments are made on the loan.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Participant deposits to the Plan are fully vested at all times. Participants’ interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of vesting service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Amounts which have been forfeited in accordance with provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, Plan administration expenses and reduction of employer contributions as defined.  Other Plan obligations are paid directly by TCF Bank.  Administrative expenses paid by TCF Bank during 2004, 2003 and 2002 totaled $687,324, $260,300, and $437,974, respectively (2004 expenses paid include $95,517 of capitalized fees).  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may terminate the Plan at any time as to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(3)                          Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2004		At December 31, 2004
	Participant	Employer
	Deposits	Contributions	Net Assets
Participating Employer	at Cost	at Cost
TCF Financial Corporation	$90,455	$42,003	$11,567,864
TCF National Bank	9,082,673	3,261,847	220,602,150
TCF Mortgage Corporation	520,135	194,612	16,109,837
TCF Agency Minnesota, Inc.	42,164	13,000	1,837,119
TCF Financial Insurance Agency, Inc.	218,018	85,964	5,340,856
Winthrop Resources Corporation	457,141	174,130	5,988,018
Great Lakes Mortgage LLC	5,397	2,698	92,155
TCF Leasing, Inc.	656,541	237,799	4,080,992
TCF Investment Management Inc.	57,032	25,689	2,185,694
TCF Investments, Inc.	—	—	—
Total	$11,129,556	$4,037,742	$267,804,685

	Year Ended December 31, 2003		At December 31, 2003
	Participant	Employer
	Deposits	Contributions	Net Assets
Participating Employer	at Cost	at Cost
TCF Financial Corporation	$88,147	$42,186	$12,369,758
TCF National Bank	8,572,630	3,099,187	171,691,929
TCF Mortgage Corporation	905,287	315,348	18,723,100
TCF Agency Minnesota, Inc.	37,825	11,772	1,320,420
TCF Financial Insurance Agency, Inc.	196,961	70,158	2,635,268
Winthrop Resources Corporation	416,625	166,360	4,353,726
Great Lakes Mortgage LLC	10,277	3,247	68,121
TCF Leasing, Inc.	482,493	174,756	2,520,293
TCF Investment Management Inc.	65,717	26,001	1,944,997
TCF Investments, Inc.	28,474	12,441	1,330,354
Total	$10,804,436	$3,921,456	$216,957,966

(4)                          Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS indicating that the Plan qualified under Sections 401(a), 409 and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received.  Continued compliance with ERISA is required to maintain this tax-exempt status.

The most recent determination letter dated May 7, 2003 provided a favorable determination regarding the restatement of the Plan document in its entirety on April 30, 2001. The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(5)                          Investments Not Directed by Participants

The following schedules disclose information about non-participant directed assets.  Non-participant directed assets at December 31, 2004 are the employer matching account balances of participants that are not 100% vested and were not eligible to diversify under the previous aged 50 or older provision.  Non-participant directed assets at December 31, 2003 were the account balances of participants under 50 years of age:

	At December 31,
	2004	2003
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund	$2,902,137	$121,929,631
Money market fund	—	22,600
Total investments	2,902,137	121,952,231
Accrued interest receivable	—	85
Net assets not directed by participants	$2,902,137	$121,952,316

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Significant components of the changes in net assets relating to investments not directed by participants are as follows:

	Year Ended December 31,
	2004	2003	2002
Investment income:
Dividends	$3,450,169	$3,010,521	$2,804,698
Interest	2,117	2,096	4,405
Total investment income	3,452,286	3,012,617	2,809,103

Net appreciation (depreciation)	24,879,961	18,070,111	(9,363,516)

Deposits and contributions:
Participant deposits	7,494,590	8,358,474	8,308,742
Employer cash contributions	2,788,484	3,015,553	2,862,469
Total deposits and contributions	10,283,074	11,374,027	11,171,211

Transfers to assets eligible for participant direction	(146,888,597)	(11,120,690)	(6,011,247)

Distributions:
Withdrawals and distributions	(8,861,500)	(7,573,017)	(7,267,416)
Dividends	(1,548,595)	(1,431,182)	(2,608,710)
Total distributions	(10,410,095)	(9,004,199)	(9,876,126)

Administrative expenses	(366,808)	(333,529)	(211,874)

Increase (decrease) in net assets not directed by participants	(119,050,179)	11,998,337	(11,482,449)

Net assets not directed by participants:
Beginning of year	121,952,316	109,953,979	121,436,428
End of year	$2,902,137	$121,952,316	$109,953,979

Prior to April 2, 2001 the Plan participant accounts were invested solely in TCF Financial Corporation common stock.  Effective April 2, 2001, participants age 50 or older may elect to invest any portion or all of their Plan account in the TCF Financial Corporation Stock Fund (invested primarily in TCF Financial Corporation common stock) or in any or all of the offered mutual fund investments.  Effective December 6, 2004, all participants may elect to invest any portion or all of their employee account balance in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments.  Participants may also elect to diversify any portion or all of their employer matching account balance if they are fully vested or eligible to diversify under the previous aged 50 or older provision. (A total of five different funds were available for the year ended December 31, 2004.  A total of ten different funds were available for the year ended December 31, 2003).

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(6)                          Investments

Plan investments are stated at fair value, determined by quoted market price.  The net unrealized appreciation of investments reflected in Plan equity is as follows:

	Year Ended December 31, 2004
			Unrealized
			Appreciation
	Cost	Fair Value	(Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$77,122,391	$262,111,567	$184,989,176
Cash and accrued interest receivable	126,479	126,479	—
Total TCF Financial Corporation Stock Fund	77,248,870	262,238,046	184,989,176
TCF Financial Corporation stock (held for in-kind distributions)	17,048	40,143	23,095
Mutual funds	3,742,685	3,778,207	35,522
Money Market funds	1,727,833	1,727,833	—
	$82,736,436	$267,784,229	$185,047,793

	Year Ended December 31, 2003
			Unrealized
			Appreciation
	Cost	Fair Value	(Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$67,395,381	$211,586,340	$144,190,959
Cash and accrued interest receivable	194,532	194,532	—
Total TCF Financial Corporation Stock Fund	67,589,913	211,780,872	144,190,959
TCF Financial Corporation stock (held for in-kind distributions)	44,431	139,569	95,138
Mutual funds	2,815,207	2,872,112	56,905
Money Market funds	2,165,328	2,165,328	—
	$72,614,879	$216,957,881	$144,343,002

	Year Ended December 31, 2002
			Unrealized
			Appreciation
	Cost	Fair Value	(Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$58,600,922	$179,288,468	$120,687,546
Cash and accrued interest receivable	200,352	200,352	—
Total TCF Financial Corporation Stock Fund	58,801,274	179,488,820	120,687,546
Mutual funds	2,391,853	2,251,638	(140,215)
Money Market funds	1,704,524	1,704,524	—
	$62,897,651	$183,444,982	$120,547,331

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Individual investments shown in the preceding table which represent five percent or more of plan equity are separately identified (*).

(7)                          Distributions

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial Corporation common stock.  Distributions and sales are as follows:

	Year Ended December 31, 2004
				Gain (Loss) on
	Number of		Fair	Distributions
	Units/Shares	Cost	Value	and Sales
TCF Financial Corporation stock	607,255	$5,109,596	$17,477,265	$12,367,669
Mutual funds	360,225	4,660,397	4,858,169	197,772
Money market funds	72,950,871	72,950,871	72,950,871	—
	73,918,351	$82,720,864	$95,286,305	$12,565,441

	Year Ended December 31, 2003
				Gain (Loss) on
	Number of		Fair	Distributions
	Units/Shares	Cost	Value	and Sales
TCF Financial Corporation stock	534,040	$3,704,108	$12,070,284	$8,366,176
Mutual funds	165,478	2,237,190	2,224,115	(13,075)
Money market funds	51,931,296	51,931,296	51,931,296	—
	52,630,814	$57,872,594	$66,225,695	$8,353,101

	Year Ended December 31, 2002
				Gain (Loss) on
	Number of		Fair	Distributions
	Units/Shares	Cost	Value	and Sales
TCF Financial Corporation stock	556,824	$3,615,628	$13,677,108	$10,061,480
Mutual funds	363,676	4,842,034	4,749,200	(92,834)
Money market funds	42,646,771	42,646,771	42,646,771	—
	43,567,271	$51,104,433	$61,073,079	$9,968,646

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Cash and shares of TCF Financial Corporation common stock totaling $23,466,779, $18,434,465 and $18,222,181 were distributed in 2004, 2003 and 2002, respectively.  At December 31, 2004 and 2003, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $204,409 and $162,772, respectively.

The accompanying financial statements for 2004 and 2003 differ from Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
	2004	2003
Net assets available for plan benefits per accompanying financial statements	$267,804,685	$216,957,966
Liabilities including amounts due to participants	(204,409)	(162,772)

Net assets available for plan benefits per Form 5500	$267,600,276	$216,795,194

Forfeitures of unvested employer matching contributions were used to offset plan expenses as disclosed in the following table:

	2004	2003	2002

Total forfeitures for the current year	$440,079	$257,359	$359,237
Forfeitures used to fund employer contributions	(47,912)	—	(68,648)
Interest on forfeited amounts	1,824	332	861
Forfeitures carried over from previous year	11,500	87,338	7,762
Forfeitures used to pay plan expenses	(366,808)	(333,529)	(211,874)
Forfeitures to be used to offset future expenses	$38,683	$11,500	$87,338

If participants are re-hired by a participating employer within five years of termination, unvested forfeitures are returned to the participant’s account.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(8)                          Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock and units of the First American Prime Obligations Class Y Fund of the Trustee.  TCF Financial and the Trustee are parties-in-interest. These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2004 and 2003, TCF purchased 26,890 shares and 338,980 shares, respectively, of TCF Financial Corporation common stock from the Plan at a cost of $694,569 and $7,642,311, respectively. The shares were purchased at fair value with no commissions.

(9)                          Stock Split

During the third quarter of 2004, TCF Financial Corporation announced and completed a two-for-one stock split of its common stock in the form of a 100% stock dividend. All prior period share disclosures have been restated to reflect the split.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule of Assets (Held at End of Year)

At December 31, 2004

		Units /		Fair
Issuer	Description	Shares	Cost	Value

TCF Financial Corporation
Stock Fund:*
TCF Financial Corporation stock*			$77,122,391	$262,111,567
Cash and accrued interest receivable			126,479	126,479
Total TCF Financial Corporation Stock Fund*	Stock Fund	8,155,307	$77,248,870	$262,238,046

TCF Financial Corporation stock (held for in-kind distributions)*	Stock Fund	1,249	$17,048	$40,143

Vanguard Institutional Index Fund	Mutual Fund	8,775	$962,881	$971,521

Vanguard Mid-Cap Index Fund	Mutual Fund	72,906	$1,126,112	$1,142,444

Vanguard Small-Cap Index Fund	Mutual Fund	38,909	$1,030,659	$1,043,922

Vanguard Intermediate-Term Bond Index Fund	Mutual Fund	58,082	$623,032	$620,320

Vanguard Prime Money Market Fund	Money Market Fund	1,676,173	$1,676,173	$1,676,173

First American Prime Obligations Class Y Fund *	Money Market Fund	51,660	$51,660	$51,660

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule of Reportable Transactions

Year Ended December 31, 2004

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gain

TCF Financial Corporation stock*	46	231	$14,809,223	$17,477,265	$5,109,596	$12,367,669

First American Prime Obligations Class Y Fund*	512	508	$64,122,203	$64,671,661	$64,671,661	$—

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.